EXHIBIT 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

GRAYSCALE SOLANA TRUST

This Certificate of Amendment to the Certificate of Trust of Grayscale Solana Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.
Name. The name of the statutory trust amended hereby is Grayscale Solana

Trust.

2.
Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Grayscale Solana Trust (SOL).

3.
Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of

Amendment in accordance with Section 3811(a)(2) of the Act.

DELAWARE TRUST COMPANY, not in its

individual capacity but solely as Trustee of the Trust

By:	/s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President